As filed with the U.S. Securities and Exchange Commission on March 30, 2026

Registration No. 333-294194

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Vistek Limited

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of registrants name into English)

Cayman Islands	1623	Not Applicable
(State or Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

39 Woodlands Close #08-11

Mega@Woodlands

Singapore 737856

+65 6331 2289

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Yuning “Grace” Bai, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 Tel: 212-588-0022	W. David Mannheim Nelson Mullins Riley & Scarborough LLP 301 Hillsborough Street Suite 1400 Raleigh, NC 27603 Tel: 919-329-3804

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The term new or revised financial accounting standard refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this Registration Statement is a combined prospectus and also relates to the securities previously registered and remaining unsold under the registrant’s Registration Statement on Form F-1 (File No. 333-284559). Accordingly, this Registration Statement, which is a new registration statement, also constitutes post-effective amendment number 4 to the Registration Statement No. 333-284559, which post-effective amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement and in accordance with Section 8(c) of the Securities Act of 1933.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the United States Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 is being filed solely for the purpose of filing exhibit 99.11 to this registration statement on Form F-1 (File No. 333-294194) or the “Registration Statement”, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and Part II of the Registration Statement. This Amendment No. 1 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from the Registration Statement filed on March 10, 2026, and consists only of the cover page, this explanatory note and Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

Cayman Islands’ laws do not prohibit or restrict a company from indemnifying its Directors and Executive Officers against personal liability for any loss they may incur arising out of the Company’s business, except to the extent such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The indemnity extends only to liability for their own negligence and breach of duty other than breaches of fiduciary duty and not where there is evidence of dishonesty, willful default or fraud.

Our Memorandum and Articles of Association permits, to the fullest extent permissible under Cayman Islands law, indemnification of our Directors and Executive Officers against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by them, other than by reason of their own dishonesty, willful default or fraud, in connection with the execution or discharge of their duties, powers, authorities or discretion as Directors or Executive Officers of our Company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by them in defending (whether successfully or otherwise) any civil proceedings concerning our Company or its affairs in any court whether in the Cayman Islands or elsewhere.

We intend to enter into indemnification agreements with each of our Directors and Executive Officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Cayman Islands law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, subject to our Company reserving its rights to recover the full amount of such advances in the event that he or she is subsequently found to have been negligent or otherwise have breached his or her trust or fiduciary duties to our Company or to be in default thereof, or where the Cayman Islands courts have declined to grant relief.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our Directors and Executive Officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Executive Officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we have issued and sold the following securities without registering such securities under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

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On November 20, 2023, the Company issued 2 shares comprised of 1 share to Mr. Ho and 1 share to Mr. Teo. On August 8, 2024, Mr. Ho and Mr. Teo each subscribed for and the Company issued each 83 and 13 shares, respectively at par value. Following such issue, the Company was held as to 84 shares by Mr. Ho and 14 shares by Mr. Teo. On August 22, 2024, Mr. Ho and Mr. Teo transferred their shareholding in the Company to Vistek Alliance.

As part of the internal reorganization of the Company, on August 26, 2024, the Company issued 9,000 shares to Vistek Alliance, 450 shares to Diamond Stream, and 450 shares to Vibrant Epoch. Diamond Stream acquired their shares for cash at par as a result of Ms. Tan Ker Sin (its beneficial owner), having introduced business associates to Vistek SG over the years. Vibrant Epoch acquired their shares for cash at par as a result of Mr. Chng Wee Siong (its beneficial owner), who is a long-term business associate of Vistek SG and had introduced other business associates to Vistek SG. Vistek Alliance acquired its shares for cash at par value because of one of its indirect beneficial owner, Mr. Ho., being a long-term business associate of Vistek SG over the years.

As part of an agreement entered into on September 19, 2024, both the Estate of Mr. Tong and Mega Optimal entered into agreements with Mr. Ho, where each party was entitled to acquire in aggregate 49,000 shares each in Vistek SG from Mr. Ho and Mr. Teo. It was a term of those agreements that Mega Optimal and the Estate of Mr. Tong could in lieu of holding shares in Vistek SG, elect to take Ordinary Shares in the Company in the same percentage as they would have held in Vistek SG. On September 19, 2024, the Estate of Mr. Tong and Mega Optimal elected to acquire in aggregate 4.9% (490 shares) and 4.9% (490 shares) of the Company for $0.5 million each in lieu of holding shares in Vistek SG. To complete the internal reorganization of the Company, on September 27, 2024, the Company issued a further 2 shares to Vistek Alliance. On April 4, 2025, the shares held by the Estate of Mr. Tong was transferred to Ms. Khoo Lay Yong via probate.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits

See “Exhibit Index” beginning on page II-5 of this registration statement.

(b)	Financial Statement Schedules

All supplement schedules are omitted because of the absence of conditions under which they are required or because the data is shown in the financial statements or notes thereto.

ITEM 9. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, unless the information required to be included in a post-effective amendment by paragraphs (i), (ii) and (iii) below is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of a prospectus filed pursuant to Rule 424(b) that is part of the registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933, as amended, need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

5. That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser;

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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6. That, for the purpose of determining liability of a registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned registrant or used or referred to by an undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.

7. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, Executive Officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, Executive Officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, Executive Officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

Exhibit No.	Description of document
1.1**	Form of Underwriting Agreement
3.1*	Memorandum and Articles of Association, as amended and restated
5.1**	Opinion of Travers Thorp Alberga regarding the validity of Ordinary Shares being registered
8.1**	Opinion of Traver Thorp Alberga regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
10.1*+	Employment Agreement between Vistek Limited and Mr. Teck Hong Ho
10.2*+	Employment Agreement between Vistek Limited and Mr. Jer Neng Teo, Vivian
10.3*+	Employment Agreement between Vistek Limited and Ms. Chin Fun Wang
10.4*+	Directors’ Agreement between Vistek Limited and Mr. Kian San Lum
10.5*+	Directors’ Agreement between Vistek Limited and Ms. Siew Khim Ng
10.6*+	Directors’ Agreement between Vistek Limited and Mr. Kok Chuah Tan
10.7*	Loan Agreement with shareholder
10.8*+	2025 Equity Incentive Plan
10.9*	Maybank Term Loan for a facility of S$2,500,000 dated 15 December 2020
10.10*	Maybank Factoring Loan for a facility of S$1,300,000 dated 5 January 2022
10.11*	Maybank Factoring Loan for a facility of S$3,000,000 dated 9 December 2020
10.12*	Form of Lock-up Agreement
10.13*†	Letter of Award between the Registrant and Customer A
10.14*†	Letter of Award between the Registrant and Customer B
21.1*	List of Subsidiaries of the registrant
23.1**	Consent of OneStop Assurance PAC
23.2**	Consent of Travers Thorp Alberga (included in Exhibit 5.1)
23.3*	Consent of Opal Lawyers LLC (included in Exhibit 99.1)
23.4*	Consent of Frost & Sullivan
99.1*	Opinion of Opal Lawyers LLP regarding Singapore legal matters
99.2*	Consent of Mr. Kian San Lum as an independent director nominee
99.3*	Consent of Ms. Siew Khim Ng as an independent director nominee
99.4*	Consent of Mr. Kok Chuah Tan as an independent director nominee
99.5*	Code of Ethics of the registrant
99.6*	Insider Trading Policy of the Registrant
99.7*	Executive Compensation Recovery Policy of the Registrant
99.8*	Audit Committee Charter
99.9*	Compensation Committee Charter
99.10*	Nomination Committee Charter
99.11***	Request for Waiver and Representation Under Item 8.A.4 of Form 20-F
107**	Filing Fee Table

* Incorporated by reference to the Registration Statement on Form F-1/A (file No. 333-284559) filed with the SEC on January 28, 2026

** Previously filed

*** Filed herewith

† Portions of this exhibit (indicated by asterisks) have been omitted in accordance with Item 601(b)(10)(iv) of Regulation S-K. If requested by the Commission or its staff, the registrant will promptly provide on a supplemental basis an unredacted copy of the exhibit

+ Management contract or compensatory plan

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on March 30, 2026.

VISTEK LIMITED

By:	/s/ Teck Hong Ho
Name:	Teck Hong Ho
Title:	Executive Director, Chairman and Chief Executive Officer

By:	/s/ Chin Fu Wang
Name:	Chin Fun Wang
Title:	Chief Financial Officer

By:	/s/ Jer Neng Teo, Vivian
Name:	Jer Neng Teo, Vivian
Title:	Executive Director and Chief Operating Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Teck Hong Ho	Teck Hong Ho	March 30, 2026
Executive Director, Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Jer Neng Teo, Vivian	Jer Neng Teo, Vivian	March 30, 2026
Executive Director and Chief Operating Officer

/s/ Chin Fu Wang	Chin Fun Wang	March 30, 2026
Principal Financial and Accounting Officer (Chief Financial Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement or amendment thereto in New York, NY, United States of America on March 30, 2026.

AUTHORIZED U.S. REPRESENTATIVE

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.

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